Exhibit 10.1

May 9, 2025

Anthony Gibney

[***]

[***]

Re: Amended and Restated Offer of Employment

Dear Tony,

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the “Company”) as a full-time, “at will” employee. This letter agreement is referred to herein as this “Agreement”. This offer and the terms of your employment with the Company (including compensation, benefits and equity awards) are subject to and conditioned upon the approval of the Company’s Board of Directors (the “Board”) in all respects.

Your title and position will be Chief Financial and Business Officer and will report to the Company’s Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full-time business time and energies to the business and affairs of the Company, provided that you may manage your personal financial affairs, engage in civic and charitable activities and serve as a director on the boards of directors on which you serve as of the date hereof and which you have previously disclosed to the Company’s Chief Legal Officer in writing, provided such activities do not, individually or collectively, interfere with the performance of your duties hereunder or otherwise conflict with or violate the terms of this Agreement, any other agreement between you and the Company or the Company’s Code of Business Conduct and Ethics.

1.
Salary and Expenses: Your compensation will be a starting salary of five hundred twenty-five thousand ($525,000) Dollars per annum subject to any Company discretionary increase (the “Base Salary”), which will be paid semimonthly or in accordance with the Company’s normal payroll practices in effect from time to time. In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company, in accordance with Company policy.
2.
Bonus: You will be eligible to receive an annual bonus targeted at forty-five percent (45%) of your Base Salary based on the performance of the Company and consistent with the terms of the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus”). The amount of the Bonus, if any, will be at the sole discretion of the Company. You must be employed on the date that the Bonus is paid to be eligible to receive the Bonus. Your Bonus will be paid no later than March 15 of the following calendar year. For 2025, your bonus will not be prorated based on your Start Date (as defined below).

3.
Equity: You will be granted the following, subject to the approval of the Board not to be unreasonably withheld: a stock option to purchase two hundred and fifty thousand (250,000) shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant, as determined by the Board (the “Option Award”), and one hundred fifty thousand (150,000) restricted stock units (“RSUs”) for shares of the Company’s common stock. Both grants will be subject to the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and the forms of award agreements thereunder. The exercise price of the Option Award and the vesting terms of the Option Award and RSUs will be outlined in the applicable equity agreements. You will be eligible for annual equity grants for years after 2025, subject to the approval of the Company’s Board of Directors. Any such grant will be subject to vesting and other terms in accordance with a grant agreement and the 2021 Plan (or any future Company equity plan from time to time).
4.
Benefits: As a full-time employee, and for so long as you meet the eligibility requirements of such insurance, you will be entitled to health insurance benefits currently available (currently healthcare, dental and vision) for which you are eligible, and you may elect to cover your spouse and immediate family. During 2025, there is no employee contribution to premiums, but this is subject to change. We also offer a 401(k) retirement plan for which you will be eligible to participate approximately three months after the Start Date, and the Company currently matches up to six percent (6%), subject to applicable limitations. Further, you will be entitled to four (4) weeks of paid vacation, pro-rated on an annual basis. The Company retains the right to change, add or cease any particular benefit. Please note that your participation in any benefit plans, policies or practices of the Company is subject to meeting the eligibility requirements thereof, which may include a minimum duration of employment or number of hours of service, and the Company’s benefit programs are subject to change by the Company in its discretion.
5.
Restrictive Covenants Agreement; Indemnification Agreement.
(a)
The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will execute the Amended and Restated Confidential Information, Non-Solicitation, and Invention Assignment Agreement, substantially in the form previously provided to you by the Company (the “Restrictive Covenants Agreement”).
(b)
You and the Company will execute an Officer Indemnification Agreement, substantially in the form previously provided to you by the Company.
6.
Termination; Executive Severance Plan.
(a)
No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time and you will be employed by the Company “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any time and for any reason or no reason, upon five (5) days’ prior written notice to you or up to five (5) days’ pay in lieu of notices; provided, however, that in the event of a termination for Cause, no prior notice (written or otherwise) will be required. In the event of the termination of this Agreement by either you or the Company for any reason or no reason, subject to Section 6(b) below, your salary under Section 1 (and the vesting of any stock options and RSUs under Section 2) shall immediately cease and this Agreement shall terminate; however, notwithstanding the foregoing, the Restrictive Covenants Agreement and Section 11 of this Agreement shall survive and remain in full force and effect in accordance with their terms.
(b)
Subject to the terms and conditions thereof, including without limitation, the approval of our Board of Directors, you will be eligible to participate in the Company’s Executive Severance Plan (the “Severance Plan”), as in effect on the date of your execution of a Participation Agreement, as a Tier Two Executive (each as defined in the Severance Plan).
7.
Status: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.
8.
Job location: The Company has agreed that you will be working remotely from the State of New York but will travel, including to the Company’s office in Boston, MA, as reasonably deemed necessary by the Company but your primary workplace will be your home.
9.
Background and Reference Checks: The Company has the right to rescind this offer pending results, in its sole discretion, of background and reference checks.
10.
Start date and Assurances: Your start date as a full-time employee of the Company shall be on May 13, 2025, or as otherwise mutually agreed (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into full-time employment with the Company; (ii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions; and (iii) you are not and will not during your employment engage in any activities that present a conflict of interest with the Company or your employment. You represent that prior to your employment with the Company, you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers.
11.
Non-disparagement: Unless as required by law or valid subpoena, (i) you agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its known affiliates, past and present, and each of them, as well as its and their known trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, and (ii) the Company agrees that it will instruct its current executive officers not to, whether during your employment or thereafter, make or ratify any statement publicly, oral or written, that disparages you, either professionally or personally.

12. General:

(a) Subject to your timely execution and return of this Agreement to the Company, and the other conditions hereof, this offer is binding and your full-time employment with the Company will become effective on the Start Date. This Agreement, the Restrictive Covenants Agreement, and, subject to your execution of a Participation Agreement, the Severance Plan, constitute our entire agreement as to the terms of your employment by the Company and will supersede any prior agreements or understanding, whether in writing or oral, including without limitation, your offer of part-time employment with the Company.

(b) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict laws.

(c) This Agreement is binding on the Company’s successors and assigns.

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Please sign and date this Agreement on the spaces provided below to acknowledge your agreement and acceptance hereof and return this Agreement to the Company by May 12, 2025, after which time it will expire.

We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions.

Very truly yours,

AURA BIOSCIENCES, INC.

By: _/s/ Elisabet de los Pinos ______________

Elisabet de los Pinos, Ph.D., President and CEO

Hereunto Duly Authorized

AGREED AND ACCEPTED Date Accepted

_/s/ Anthony Gibney___ _May 9, 2025___

Anthony Gibney